FOR MORE INFORMATION:
Bob Kneeley
Director, Investor Relations
954-384-0175, x-5300
bob_kneeley@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Exercises Option to Expand Credit Facility to $225 Million

FORT LAUDERDALE, FLORIDA, March 14, 2005 – Pediatrix Medical Group, Inc. (NYSE: PDX) today announced that it has exercised an option to increase the amount available under its existing credit facility to $225 million.

     Pediatrix’s five-year secured revolving credit agreement was entered into in July 2004 and allowed for availability of up to $150 million. The facility included an option for Pediatrix to increase that borrowing capacity. Banc of America Securities, N.A. is the administrative agent for the credit facility, which includes participation from nine financial institutions.

     The credit facility is used for acquisitions and other corporate purposes. Since the beginning of 2005, Pediatrix has invested a combined total of $36.6 million to complete physician group practice acquisitions. As of the close of business March 11, 2005, Pediatrix had $86.5 million outstanding under the credit facility.

About Pediatrix

     Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix’s neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 775 physicians in 31 states and Puerto Rico. Pediatrix is also the nation’s largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

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     Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward- looking statements. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by Pediatrix’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.